Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 4, 2021)	Registration No. 333- 259755

REDWIRE CORPORATION

13,920,979 Shares of Common Stock

Up to 67,262,510 Shares of Common Stock by the Selling Shareholders
5,732,168 Warrants by the Selling Shareholders

This prospectus supplement updates and supplements the prospectus dated October 4, 2021 (as further supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-259755). This prospectus supplement is filed solely for the purpose of including selling shareholders who have acquired shares of our common stock, par value $0.0001 per share (the “Common Stock”) and Common Stock issuable upon the exercise of warrants, each exercisable for one share of Common Stock at a price of $11.50 per share (“Warrants”) included for resale in the Prospectus from certain existing selling shareholders.

The Prospectus relates to (a) the issuance by us of up to 13,920,979 shares of Common Stock, upon the exercise of Warrants and (b) the resale from time to time of (i) up to 67,262,510 shares of Common Stock, consisting of 53,361,531 shares of Common Stock and 13,920,979 shares of Common Stock issuable upon the exercise of Warrants and (ii) 5,732,168 Warrants by the selling security holders named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our Common Stock and Warrants involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 7, 2022.

SELLING SHAREHOLDERS

This Prospectus Supplement is filed solely for the purpose of including, and restating amounts owned by, selling shareholders who have acquired Common Stock included for resale in this Prospectus from certain existing selling shareholders. As of June 7, 2022, the Selling Shareholder table included under the section “Selling Shareholders,” which begins on page 106 of the Prospectus, is revised to remove Genesis Park Holdings and amend the information with respect to the following selling shareholders:

	Shares Beneficially Owned				Warrants	Shares Beneficially Owned
	Prior to the Offering			Shares Being	Being	After the Offering
Name of Selling Shareholder	Shares		%	Offered	Offered	Shares	%
Genesis Park II LP(1)	9,841,813	(2)	16%	4,710,014	5,131,799	—	—
Jonathan E. Baliff	1,125,867	(3)	2%	750,177	370,690	—	—
David Siegel	263,984	(4)	*	175,018	88,966	—	—
Richard Anderson	156,130	(5)	*	37,509	118,621	—	—
Wayne Gilbert West	181,992	(6)	*	137,509	44,483	—	—
Francis A. Newman and Andrea F. Newman Trust u/a/d February 26, 2016	89,578	(7)	*	52,509	37,069	—	—
The Friedkin Group, Inc.	74,578	(8)	*	37,509	37,069	—	—
John and Julie Bolton Family Trust DTD 06/22/2007	87,442	(9)	*	28,132	59,310	—	—
Dave Davis	37,288	(10)	*	18,754	18,534	—	—
Jonina Jonsson	18,754		*	18,754	—	—	—
Crescent Park SPV II, L.P.	71,781		*	71,781	—	—	—
Crescent Park SPV I, L.P.	32,854		*	32,854	—	—	—
Crescent Park Master Fund, L.P.	608,389		*	608,389	—	—	—
Crescent Park FOF Partners, L.P.	53,731		*	53,731	—	—	—
Crescent Park Global Equity Master Fund, L.P.	76,766		*	76,766	—	—	—

* Less than 1 percent.

(1)	Genesis Park II, LP (“GPLP”) is the managing member of the Sponsor, and Genesis Park II GP, LLC (“GPLLC”) is the general partner of GPLP, and as such, has voting and investment discretion with respect to the ordinary shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the ordinary shares held directly by the Sponsor. The managers of GPLLC are Paul Hobby, Peter Shaper and Steven Gibson, none of whom exercise voting or dispositive power with respect to the ordinary shares alone or are deemed to have beneficial ownership. Certain of our directors hold a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(2)	Includes 5,131,799 shares of Common Stock issuable upon exercise of Warrants.

(3)	Includes 370,690 shares of Common Stock issuable upon exercise of Warrants.

(4)	Includes 88,966 shares of Common Stock issuable upon exercise of Warrants.

(5)	Includes 118,621 shares of Common Stock issuable upon exercise of Warrants.

(6)	Includes 44,483 shares of Common Stock issuable upon exercise of Warrants.

(7)	Includes 37,069 shares of Common Stock issuable upon exercise of Warrants.

(8)	Includes 37,069 shares of Common Stock issuable upon exercise of Warrants.

(9)	Includes 59,310 shares of Common Stock issuable upon exercise of Warrants.

(10)	Includes 18,534 shares of Common Stock issuable upon exercise of Warrants.